CERTIFICATE OF AMENDMENT
TO
THE RESTATED CERTIFICATE OF INCORPORATION
OF
MANHATTAN PHARMACEUTICALS, INC.

The undersigned, for purposes of amending the Restated Certificate of Incorporation (the “Certificate”) of Manhattan Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is Manhattan Pharmaceuticals, Inc. (the “Corporation”). The original name of the Corporation was Atlantic Pharmaceutical, Inc. and the date of incorporation was May 18, 1993.

SECOND: The Restated Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on July 29, 1993. An Amendment to the Restated Certificate of Incorporation was filed on September 22, 2003, with an effective date of September 25, 2003.

THIRD: That Article FOURTH, Section A. of the Restated Certificate of Incorporation is hereby deleted and replaced to read, in its entirety, as follows: “A. The corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares of Common Stock authorized to be issued is 500,000,000, and each such share will have a par value of $0.001. The total number of shares of Preferred Stock authorized to be issued is 10,000,000, and each such share will have a par value of $0.001.”

FOURTH: That the foregoing amendments were duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Restated Certificate of Incorporation this 30th day of November, 2009.

By:	/s/ Michael G. McGuinness
Name: Michael G. McGuinness
Title: CFO and COO